NEWS RELEASE

PARK PLACE ENERGY INC.

Acquisition of Turkish oil and gas production companies completed

Dallas, Texas, January 18, 2017 - Park Place Energy Inc. (OTCQB: PKPL) (“Park Place” or the “Company”) is pleased to announce it has now completed the acquisition of three oil and gas exploration and production companies operating in Turkey (the “Tiway Companies”). As previously reported, the purchase price for the acquisition of the Tiway Companies from Tiway Oil B.V. was $2.1 million. It took over a year to obtain all the required regulatory approvals for the transaction. As a result of the acquisition of the Tiway Companies, Park Place now owns interests in three producing oil and gas fields in Turkey, one of which is offshore and the other two are onshore.

At year-end 2016, net production to the Tiway Companies from such fields was 280 barrels of oil equivalent per day or Boe/d; and for the year 2016, net production to the Tiway Companies averaged 390 Boe/d. In addition, the Tiway Companies have about US$745,000 in available cash. Due to the acquisition of the Tiway Companies, the Company is now a qualified oil and gas operator in Turkey based in Ankara. With this base of operations in Turkey and its experienced management team, Park Place is poised to exploit these assets and for further growth in the region.

The primary asset of the Tiway Companies is the offshore production license called the South Akcakoca Sub-Basin (“SASB”). Over $450 million has been invested in the SASB to date. The Company now owns a 36.75% working interest in SASB. SASB has four producing fields, each with a production platform plus pipelines that connect the fields to an onshore gas plant. The four SASB fields are located off the north coast of Turkey towards the western end of the Black Sea in water depths ranging from 60 to 100 meters. Gas is produced from Eocene age sandstone reservoirs at subsea depths ranging from 600 to 1200 meters.

The three nearer shore gas fields of Ayazli (discovered in 2004), Dogu Ayazli (discovered 2005) and Akkaya (discovered in 2006) were included in an initial phase of development with first gas production in 2007. The deeper water Akcakoca field (discovered in 2006) was developed later with first gas production in 2011. All of the fields are developed using unmanned well head platforms/tripods tied back via a 25 kilometre 12-inch pipeline to shared processing and compression facilities onshore at Cayagzi gas plant. The gas plant at Cayagzi is capable of processing up to 75 million cubic feet of gas per day. Sales gas is exported via an 18.6 km long 16-inch onshore pipeline, which ties into the main national gas transmission network operated by BOTAS. Historically, gas has been produced at rates of as high as 30 MMcf/d from SASB; total gross production to date from the four fields is in excess of 37 Bcf. The production license for SASB is covered by a modern 223 square kilometre 3D survey. There are five additional gas discoveries in SASB that have not yet been developed. Also, there are several additional prospects defined by 3D seismic data.

The year-end 2016 gross gas production rate for the seven producing wells in SASB was 2.56 MMcfd; the average daily 2016 gross production rate for the field was 4.36 MMcfd. Gas is sold at a price of approximately US$6.00 per Mcf for a netback per Mcf of approximately US$3.00.

The Company believes there are substantial remaining gas reserves at SASB. Based on third party evaluations, the Company has confirmed there are substantial behind pipe reserves in the ten SASB production wells connected to the four production platforms. Plans to re-log certain of the wells have been approved by the operator and will be performed shortly; based upon those results, operations are planned to perforate the confirmed behind pipe reserves in order to increase production.

In addition, the Company has initiated an investigation to determine the feasibility of installing artificial lift in order to rehabilitate production in certain wells. Further, the Company has identified a number of proved undeveloped locations that can be drilled from the four existing production platforms. The Company envisions the next stage of development in 2018 will include the drilling of additional wells to materially increase the volumes of gas produced through the existing infrastructure.

With the acquisition of the Tiway Companies, Park Place also acquired two other oil and gas assets: a 19.6% interest in the Cendere field, a producing oil field located in Central Turkey, and a 50% operated interest in the Bakuk gas field located near the Syrian border. At year-end 2016, the Cendere field was producing 123 barrels of oil per day, net to the Tiway Companies; and averaged 118 barrels per day during 2016 net to the Tiway Companies. The Bakuk field is shut-in with no plans to revive production in the near term.

Funds for the acquisition were raised through a combination of private placements and loans. From a private placement that just closed, along with an earlier placement that closed in 2015, the Company raised just over $1.4 million. The remainder of needed funds was obtained through loans. The private placement that closed concurrent with closing of this acquisition raised $1,015,000 through the sale of units, which were sold at $0.20 per unit, consisted of one common share and one share warrant at $0.40 exercisable on or before January 17, 2018. As a result of this placement, the Company will issue 5,075,000 shares of common stock, increasing the total issued and outstanding shares of the Company to 55,356,482 shares.

Scott Larsen, the Company’s President and CEO, stated: “We are extremely pleased to finally complete this acquisition. It has been a very long time in the making but we believe it is well worth the wait. We are grateful for the support of the staff of our new subsidiaries throughout the process and look forward to growing and expanding the operations in Turkey.”

About Park Place Energy Inc.

Park Place Energy Inc. is an energy company engaged in the exploration for oil and natural gas. For further information, please see our website: www.parkplaceenergy.com or email us: contact@parkplaceenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which are based on current expectations, estimates, and projections about the Company’s business and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to publicly revise or update any forward-looking statements for any reason. These statements include, but are not limited to, statements about the Company’s expansion and business strategies and anticipated growth opportunities and the amount of fundraising necessary to achieve it. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. These factors include operational and geological risks, the ability of the Company to raise necessary funds for exploration; the fact that the Company does not operate all its properties; changes in law or governmental regulations, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

Company Contacts:

Scott C. Larsen, President and CEO

Francis M. Munchinski, Secretary and Treasurer

Park Place Energy Inc.

214-220-4340